Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ascent Solar Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(o)			$6,000,000	$147.60 per $1,000,000	$885.60
Equity	Pre-funded warrants to purchase common stock(4)(5)	Other				$147.60 per $1,000,000
Equity	Common stock, par value $0.001 per share, underlying pre- funded warrants(4)(5)	Other				$147.60 per $1,000,000
Equity	Placement Agent Warrants	Other				$147.60 per $1,000,000
Equity	Common stock, par value $0.0001 per share, underlying Placement Agent Warrants(6)	Other			$225,000	$147.60 per $1,000,000	$33.21

Total Offering Amounts					$6,225,000		$918.81

Total Fees Previously Paid							$898.88
Total Fee Offsets
Net Fee Due							$19.93

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Includes the price of additional shares of common stock and warrants to purchase shares of common stock that the underwriter has the right to purchase to cover over-allotments, if any. See the section titled “Plan of Distribution” in this registration statement.
(3)	Each unit to be sold in this offering will consist of one share of common stock (or one pre-funded warrant to purchase one share of common stock) and one warrant to purchase one share of common stock. In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants or pre-funded warrants registered hereby.
(4)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $3,000,000.
(5)	The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).
(6)	Based on an assumed per share exercise price for the warrants to purchase common stock of 125% of the public offering price per unit in this offering.